Exhibit 10.7

THIS AGREEMENT is made on the 21st day of February 2008

BETWEEN

1.	TAN KEE CHEN (Passport No. A13990595, Singapore NRIC No. S7873081A), of Block 234 #12-438, Yishun Street 21, Singapore 760234 (the “Vendor”); and

2.
ENZER CORPORATION LIMITED (Company Registration No. 199206945E), a public listed company incorporated under the laws of the Republic of Singapore and having its registered office at Block 4012 Ang Mo Kio Ave 10, #06-08, TECHPlace 1, Singapore 569628 (the “Purchaser”);

(collectively the “Parties”, and each a “Party”).

WHEREAS:

A.
Pursuant to an agreement dated 22 August 2007 (the “Sale and Purchase Agreement”) between the Vendor and the Purchaser, the Vendor agreed to sell, and the Purchaser agreed to purchase the entire paid-up share capital of Luckybull Limited (“Luckybull”), an investment holding company established in accordance with the laws of the British Virgin Islands, on the terms and subject to the conditions contained therein (the “Purchase”).

B.
Pursuant to further negotiations between the Parties, the Vendor shall sell, and the Purchaser shall purchase, up to ninety percent (90%) (the “Sale Shares”) of the entire issued and paid-up capital of Mopie (BVI) Limited, a private limited liability company established in accordance with the laws of the British Virgin Islands ( the “Company”), which, as at the date hereof, owns 100% of the outstanding shares of Luckybull as a result of the share exchange agreement entered into between the Company and the sole shareholder of Luckybull on or around 6 December 2007 (the “Share Exchange Agreement”) in substitution of the terms of the Purchase (the “Restructuring”).

C.	In connection with the Restructuring and in the spirit of goodwill and cooperation, the Parties agree to amend the Sale and Purchase Agreement on the terms and subject to the conditions herein.

IT IS AGREED as follows:

1.	RECITALS

The Recitals of the Sale and Purchase Agreement are amended as follows:

	1.1	Recital (A) shall be amended by deleting it in its entirety and inserting the following:

“Luckybull Limited (“Luckybull”) is an investment holding company incorporated in the British Virgin Islands on 27th April 2006 (Company Registration No. 668223).”.

	1.2	By deleting the phrase “the Company” in Recital (B) and inserting the word “Luckybull” in its place;

	1.3	By deleting Recital (D) in its entirety; and

	1.4	By deleting Recital (F) of the Sale and Purchase Agreement in its entirety and inserting the following:

“(E)
The Vendor proposes to sell, and the Purchaser wishes to purchase, up to ninety percent (90%) of the entire paid-up share capital of Mopie (BVI) (the “Sale Shares”), on the terms and  subject to the conditions contained in this Agreement (the “Acquisition”).

2.	DEFINITIONS AND INTERPRETATION

2.1
Save as expressly provided in this Agreement, all terms and references used in this Agreement which are defined in the Sale and Purchase Agreement but are not defined in this Agreement shall have the same meaning and construction ascribed to them in the Sale and Purchase Agreement.

2.2	The following definitions shall be inserted to replace the current definitions as set out in the Sale and Purchase Agreement in their entirety:

“Accounts Date” means, in relation to the Target Companies, 31 December 2007;

“Acquisition” means the proposed acquisition by the Purchaser of up to ninety percent (9% of the issued and paid-up share capital of the Company from the Vendor;

“Company” means Mopie (BVI) Limited, a private limited liability company established in accordance with the laws of the British Virgin Islands;

“Management Accounts” means the unaudited management accounts of the Target Companies for the financial period ended 31 December 2007;

“Placement” means the placement of 500,000 new shares in the Company which will result in the Vendor owning ninety per cent. (90%) of the resultant issued and paid-up capital of the Company pursuant to the said placement and the Initial Share Transfer, and prior to Completion;

“Sale Shares” means such number of ordinary shares of the Company representing ninety percent (90%), or such other number of ordinary shares of the Company legally and/or beneficially owned by the Vendor at Completion, of the entire issued and paid-up share capital of the Company;

“Share Exchange Agreement” means the share exchange agreement entered into between the Vendor and the Company on 6 December 2007, pursuant to which 91.8% of the issued and paid-up share capital of the Company shall be transferred to the Vendor, with it being understood by the parties that the Company plans to undertake the Placement; and

“Target Companies” means the Company, Luckybull, Molong and Mopie collectively, and each a “Target Company”;”.

2.2A	The following definition shall be inserted between the definitions of “Long-Stop Date” and “Management Accounts” in the Sale and Purchase Agreement:

“Luckybull” means Luckybull Limited, a limited liability company established in accordance with the laws of the British Virgin Islands;”.

2.2B	Clause 8A.2 of the Sale and Purchase Agreement shall be amended by replacing the reference to the defined term “the Company” with the defined term “the Target Companies”.

2.2C	Clause 8B of the Sale and Purchase Agreement shall be amended by replacing all references to the defined term “the Company” with the defined term “Luckybull”.

2.3	Unless the context otherwise requires, words importing one gender include all other genders, words importing the singular include the plural and vice versa.

2.4	The words “hereof”, “herein”, “hereon” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision.

2.5
The headings to the clauses do not form part of this Agreement and shall have no legal effect and shall not be relied upon in the interpretation or construction of any of the provisions of this Agreement.

2.6	References herein to “Recitals”, “Clauses” and “Schedules” are to recitals, clauses and schedules to this Agreement.

2.7	Reference to any statute or statutory provisions includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted, with or without modification.

3.	ESTABLISHMENT OF GROUP STRUCTURE

3.1	The following Clauses 2A, 2B and 2C shall be inserted between Clauses 2 and 3 in the Sale and Purchase Agreement:

	“2A.	Establishment of Group Structure

	2A.1	The Parties agree that the following events shall take place prior to Completion for the purposes of establishing the Group Structure (as defined below):

2A.1.1
Pursuant to the Share Exchange Agreement, the Company shall transfer (the “Initial Share Transfer”) to the Vendor 91.8% of the entire pre-offering issued and paid-up share capital of the Company (the “Initial Shares”), with the Vendor being the legal and valid owner of the Initial Shares;

2A.1.2
pursuant to the Initial Share Transfer and on the understanding between the parties to the Share Exchange Agreement that the Company plans undertake the Placement, the Company shall be listed on the Over-the-Counter Bulletin Board in the United States of America (the “OTCBB”), with the Vendor owning 91.8% of the entire issued and paid-up capital of the Company, and various shareholders owning the remaining 8.2% of the entire issued and paid-up share capital of the Company;

2A.1.3
pursuant to completion of the Placement, the Vendor owning ninety per cent. (90%) of the entire issued and paid-up capital of the Company and various shareholders owning the remaining ten percent (10%), of the entire issued and paid-up share capital of the Company;

2A.1.4	the Purchaser obtaining the approval of its shareholders for the Acquisition and the transactions contemplated under this Agreement; and

2A.1.5
completion of the bond subscription agreement (the “Bond Subscription Agreement”) dated 9 November 2007 entered into between the Purchaser and D.B. Zwirn Mauritius Trading No. 3 Limited, under which the Purchaser proposes to issue up to S$150 million (in 75 equal successive tranches of S$2 million each) in aggregate principal amount of redeemable zero coupon convertible bonds to the Subscriber and/or its affiliates and/or funds other investment vehicles and/or private accounts managed and/or advised by D. B. Zwirn & Co., L.P. and/or its affiliates (the “Bond Subscription”); and

2A.1.6	the Purchaser having raised and drawn down a sufficient amount of funds from the Bond Subscription to enable the Purchaser to satisfy the Cash Consideration under this Agreement.

2A.2	Upon Completion, the Parties acknowledge and agree that the Company shall hold Luckybull and Molong in the group structure (the “Group Structure”) as shown in the chart set forth below:

[Missing Graphic Reference]

For the avoidance of doubt and subject to Clause 2C of this Agreement, the Purchaser shall, upon Completion, hold up to ninety percent (90%) of the Company pursuant to Completion of this Agreement.

2B.	Undertaking of Vendor in relation to the Sale Shares

Subject to Clause 2C below, the Vendor agrees and undertakes that he shall, pursuant to the Initial Share Transfer and the successful listing of the Company on the OTCBB (the “Listing”), sell to the Purchaser the Sale Shares, upon the fulfilment (or waiver) of the conditions precedent to this Agreement as set out in Clause 4.1 of this Agreement and on the terms and subject to the conditions of this Agreement.

2C.	Sale of Shares by Vendor prior to Completion

2C.1
Pursuant to the Initial Share Transfer and prior to Completion, the Parties acknowledge and agree that the Vendor shall not dilute his shareholding interest in the Company to less than fifty one percent (51%) of entire issued and paid-up capital of the Company and that the definition of “Sale Shares” in this Agreement shall be construed accordingly.

2C.2
For the avoidance of doubt, and subject to Clause 2C.1 above, in the event that the Vendor divests any portion of his shareholding in the Company, the Parties acknowledge and agree that (a) the Consideration shall be reduced proportionately, and (b) the difference in the amount payable shall be deducted from the Cash Consideration portion.”.

4.	CONSIDERATION

Clause 3 of the Sale and Purchase Agreement shall be amended by deleting it in its entirety and inserting the following:

“3.1
Subject to Clauses 2C and 8A of the Sale and Purchase Agreement, the Consideration for the sale and purchase of the Sale Shares shall be the sum of Singapore Dollars Thirty Million Only (S$30,000,000). For the avoidance of doubt, and subject to Clause 2C above, in the event that the Vendor disposes of any portion of his shareholding in the Company, the Cash Consideration (as hereinafter defined) shall be reduced proportionately.

3.2	The Consideration for the Sale Shares shall be satisfied as follows:

3.2.1	The sum of S$20,000,000 in cash (the “Cash Consideration”); and

3.2.2
The remaining Consideration, amounting to S$10,000,000, to be satisfied on Completion by the allotment and issue by the Purchaser of the Consideration Shares to the Vendor, all of such Consideration Shares shall rank pari passu with the issued shares of the Purchaser.

3.3	In respect of the Cash Consideration, the Parties acknowledge and agree as follows:

3.3.1	a deposit of S$2,500,000 (the “Deposit”) has been paid by the Purchaser to the Vendor;

3.3.2	the outstanding sum due and payable by the Purchaser to the Vendor in cash is S$17,500,000 (the “Remaining Cash Consideration”).

3.4	In respect of the Remaining Cash Consideration, the Parties acknowledge and agree as follows:

(a)
subject to Clause 4.1.2D and the Purchaser having raised and drawn down a sufficient amount of funds from the Bond Subscription to enable the Purchaser to satisfy the Partial Cash Consideration, the Purchaser will pay to the Vendor a sum of S$3,000,000 (the “Partial Cash Consideration”) by no later than 31 March 2008;

	(b)	for the avoidance of doubt, payment of the Partial Cash Consideration in accordance with Clause 3.4(a) above (if such payment occurs) shall be offset against Remaining Cash Consideration; and

	(c)	non-payment of the Partial Cash Consideration in accordance with Clause 3.4(a) above shall not constitute a breach of this Agreement by the Purchaser.”.

5.	CONDITIONS PRECEDENT

5.1	Clause 4.1.2 of the Sale and Purchase Agreement shall be amended by deleting it in its entirety and inserting the following:

	“4.1.2	the Company being the sole shareholder of Luckybull, and Luckybull being the sole shareholder of Molong;”.

5.2	The following Clauses 4.12A to 4.1.2G shall be inserted between Clauses 4.1.2 and 4.1.3 in the Sale and Purchase Agreement:

	“4.1.2A	completion of the Initial Share Transfer and the Vendor being the legal and valid owner of the Sale Shares;

	4.1.2B	the establishment of the Group Structure;

	4.1.2C	the successful listing of the Company on the OTCBB;

	4.1.2D	completion of the Placement;

4.1.2E
completion of the Bond Subscription and the Purchaser having raised and drawn down a sufficient amount of funds from the Bond Subscription to enable the Purchaser to satisfy the Cash Consideration under this Agreement;

	4.1.2F	the Vendor being the legal and valid owner of such number of ordinary shares of the Company as shall represent at least 51% of the entire issued and paid-up share capital of the Company;

4.1.2G
the valid execution and completion of the Share Exchange Agreement, on  such terms and conditions which shall not be materially inconsistent with the fundamental principles and terms of, and the rights of the Purchaser under, this Agreement, and which are reasonably acceptable to the Purchaser;”.

6.	COMPLETION

6.1	Clause 5.1 of the Sale and Purchase Agreement shall be amended by deleting it in its entirety and inserting the following

Subject to the provisions of Clause 4.1 and notwithstanding that Completion Date is scheduled to be no later than the Long-Stop Date, the Parties undertake and agree, on a “best-endeavours” basis, to ensure that Completion takes place by no later than three (3) months from the date of this Agreement at the offices of the Purchaser's Solicitors (or at such other place as the parties may agree in writing) where all (and not some only) of the events described in Clauses 5.2 and 5.3 shall occur.

6.2	Clause 5.2.4 of the Sale and Purchase Agreement shall be amended by deleting it in its entirety and inserting the following:

	“5.2.4	such documentary evidence as shall be necessary to satisfy the Purchaser that the Company owns the entire issued and paid-up share capital of Luckybull, and that the Company owns the Molong Shares;”.

6.3	Clause 5.2.8 of the Sale and Purchase Agreement shall be amended by deleting it in its entirety and inserting the following:

“5.2.8
where necessary, all documentation, the form and substance of which are satisfactory to the Purchaser as the Purchaser may determine in its absolute discretion, evidencing that the Vendor has fulfilled his obligations under Clauses 4.1.2A, 4.1.2B, 4.1.2C, 4.1.2D, 4.1.2E, 4.1.2F, 4.1.7, 4.1.8 and 4.1.9; and”.

6.4	Clause 5.3 of the Sale and Purchase Agreement shall be amended by deleting it in its entirety and inserting the following:

	“5.3	Against compliance by the Vendor of Clause 5.2, the Purchaser shall:

5.3.1
pay, by way of telegraphic transfer to the bank account of the Vendor (as notified by the Vendor to the Purchaser) or a cashier’s order or banker’s draft issued by a bank licenced in Singapore and made out in favour of the Vendor, the Remaining Cash Consideration, or if the Partial Cash Consideration has been paid in accordance with Clause 3.4 of this Agreement, the sum of S$14,500,000 which is the Remaining Cash Consideration less the Partial Cash Consideration; and

	5.3.2	allot and issue the Consideration Shares to the Vendor or his nominee.”.

7.	INDEMNITY

Each Party (the “Indemnifying Party”) shall indemnify and keep the other Party (the “Indemnified Party”) indemnified against all proceedings, costs, expenses, claims, penalties and liabilities (including legal costs on an indemnity basis) incurred or suffered by the Indemnified Party arising from or in connection with or as a result of any breach by the Indemnifying Party of any of its obligations under the Sale and Purchase Agreement (as amended and supplemented by this Agreement).

8.	INCORPORATION OF AGREEMENT

8.1
This Agreement shall be construed as one with the Sale and Purchase Agreement. The phrase “this Agreement” referred to in the Sale and Purchase Agreement and all other instruments executed thereunder or pursuant thereto shall for all purposes refer to the Sale and Purchase Agreement incorporating and as amended or supplemented by this Agreement.

8.2	Except to the extent that it is amended by this Agreement, the Sale and Purchase Agreement shall remain in full force and effect.

8.3	This Agreement shall take effect from the day and year first above written.

9.	GENERAL

9.1
This Agreement may be executed in any number of counterparts by the Parties hereto and when the same have been executed by the Parties hereto, this Agreement shall be binding on the Parties hereto as if they had executed this Agreement in a single document.

9.2
Any term, condition, stipulation, provision, covenant or undertaking in this Agreement which is or may become illegal, void, prohibited or unenforceable in any respect under any law shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained.

9.3	This Agreement shall be binding upon and enure for the benefit of the successors and assigns of the Parties but a Party may not assign or transfer any of its rights or obligations without the prior written consent of the other Party.

9.4	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act Cap. 53B to enforce any of the terms of this Agreement.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

10.2
The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore and waive any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

 IN WITNESS WHEREOF the Parties have on the day and year above written executed this Agreement.

SIGNED BY	/s/ Tan Kee Chen
)
TAN KEE CHEN	)
in the presence of :-)

SIGNED BY	/s/ Ang Eng Chin
)
for and on behalf of	)
ENZER CORPORATION LIMITED	)
in the presence of :-)

EXECUTION COPY

DATED THIS 21ST DAY OF FEBRUARY 2008

BETWEEN

TAN KEE CHEN

…as the Vendor

And

ENZER CORPORATION LIMITED

…as the Purchaser

SUPPLEMENTAL AGREEMENT
to the Sale and Purchase Agreement relating to the purchase
of shares representing 100 per cent. of the issued share capital of Luckybull Limited dated 22 August 2007